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                                                                      Exhibit 12

                              GFSI HOLDINGS, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


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                                                                              FISCAL YEARS ENDED
                                                     ---------------------------------------------------------------------
                                                     June 30,        June 30,        June 30,       June 27,       July 3,
                                                      1994             1995            1996           1997          1998
                                                     ------           -------         ------         ------        ------
Registrant's pretax income from continuing
     operations...........................           $ 22,105        $ 26,220        $ 30,226       $ 26,940      $ 13,408
Interest..................................              2,455           2,522           2,608          8,704        23,018
Amortization of debt expense and
    discount on premium...................                  9               9               9            394         1,185
Total fixed charges.......................              2,464           2,531           2,617          9,098        24,203
Total earnings and fixed charges..........             24,569          28,751          32,843         36,038        37,611
Preferred stock dividends.................                                                             1,080         1,336
Total fixed charges and preferred
     stock dividends......................              2,464           2,531           2,617         10,178        25,539
Ratio.....................................              10.0x           11.4x           12.5x           3.5x          1.5x
PRO FORMA
Pretax income from continuing operations..                                                            11,106
Interest..................................                                                            25,015
Total earnings and fixed charges..........                                                            36,121
Preferred stock dividends.................                                                               228
Total fixed charges.......................                                                            25,243
Pro forma ratio...........................                                                              1.4x
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